

         INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

                    COMPUTATION OF PER SHARE EARNINGS
                (in thousands, except per share figures)


                                             Three Months
                                                 Ended
                                               07/31/97
                                             -----------
         Net income                               $ 630
                                              =========
         Weighted average number of
         shares outstanding                      27,764
         Net effect of dilutive stock options
         based on the Treasury method               682
                                              ---------
         Total                                   28,446
                                              =========
         Per share amounts
         Net income                               $0.02
                                              =========

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